EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 15, 2005, accompanying the consolidated financial statements and supplemental schedule included in the Annual Report of SatCon Technology Corporation and subsidiaries on Form 10-K for the years ended September 30, 2005 and 2004, which are incorporated by reference in this Registration Statement on Form S-3 and Prospectus of SatCon Technology Corporation.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Boston, Massachusetts
August 9, 2007